REGISTRATION NO. 333-_____



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                    HPR Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
           (State or other jurisdiction of incorporation or organization)

                                   04-2985551
                      (I.R.S. Employer Identification No.)

                                245 First Street
                         Cambridge, Massachusetts 02142
                                 (617) 679-8000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                         Brian D. Cahill, Vice President
                                    HPR Inc.
                                245 First Street
                         Cambridge, Massachusetts 02142
                                 (617) 679-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Valerie L. Andrews, Esq.
                    Hill & Barlow, a Professional Corporation
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 428-3000

Approximate date of commencement of proposed sale to the public:  October 1,
1996

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
                       -----------------------------------
Title of each                                   Proposed                Proposed
  class of                                       maximum                maximum
 securities                                     offering               aggregate               Amount of
    to be               Amount to be            price per               offering             registration
 registered              registered              unit *                 price *                   fee
Common Stock               260,001               $14.50                $3,770,014.50         $1,300.01
($0.01 par value)

- -------------------------------------------------------------------------------

* Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported on the Nasdaq National Market on September 23, 1996.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

         If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

                                   PROSPECTUS

                                    HPR INC.

                                 260,001 Shares
                                       of
                                  Common Stock
                           (Par Value $0.01 Per Share)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The shares of Common Stock being offered hereby (the "Shares") are being sold for the accounts of eight stockholders (the "Selling Stockholders") of HPR Inc. (the "Company"). The Company will not receive any of the proceeds from the sale of the Shares. The last price of the Company's Common Stock as reported by the Nasdaq National Market on September 23, 1996 was $14.50 per share.

         The plan of distribution of the Selling Stockholders with respect to the Shares is as follows: (a) sale of shares from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest; (b) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account; (d) regular brokerage transactions executed on the Nasdaq National Market; (e) negotiated transactions effected at such prices as may be obtainable and as may be satisfactory to the Selling Stockholders; or (f) other means. If the Securities Act of 1933 and/or the rules and regulations promulgated by the Securities and Exchange Commission thereunder require that this Prospectus, or the Registration Statement of which this Prospectus is a part, be amended or supplemented in order to properly reflect the Selling Stockholders' plan of distribution, the Selling Stockholders will promptly notify the Company of such matters and cooperate with the Company in effecting such amendment or supplement. If any of the Selling Stockholders transfers any of the Shares to a broker or dealer, he or she shall advise such transferee of the fact that the Shares are sold or to be sold pursuant to such Registration Statement. In certain cases, the Selling Stockholders, brokers executing sales orders on their behalf and dealers purchasing Shares from the Selling Stockholders for resale may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933. The Company has entered into an indemnification agreement with the Selling Stockholders. See section entitled "The Selling Stockholders".

         Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. Expenses of issuance and distribution, other than commissions, estimated at $11,000, will be borne by the Company.

               The date of this Prospectus is September 26, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC, at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at certain of its Regional Offices, as follows:

     New York Regional Office                      Chicago Regional Office
     7 World Trade Center                          500 West Madison Street,
     Suite 1300                                    Suite 1400
     New York, New York 10048                      Chicago, Illinois 60661

Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, DC 20549. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is: http://www.sec.gov.


                      -------------------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the Commission (File No. 0-26348) and are incorporated herein by reference (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, filed on September 23, 1996; and (ii) the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(g) of the Exchange Act on Form 8-A filed on June 30, 1995, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by the Company subsequent to the filing of the Registration Statement of which this Prospectus is a part, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

         The Company shall, upon written or oral request by a person, including any beneficial owner, to whom this Prospectus is delivered, provide without charge to such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to HPR Inc., 245 First Street, Cambridge, Massachusetts 02142, Attn: Vice President, Corporate Finance and Planning, (telephone 617-679-8000).

                                   THE COMPANY

         HPR develops and markets software and proprietary database products incorporating clinical knowledge that enable payors and providers of health care services to better manage the financial risk associated with the delivery of health care. The Company's products are used to contain the costs of health care by clinically evaluating providers' claims for payment; measuring efficiency, quality and medical outcomes; determining appropriate utilization of medical services; influencing physician referral patterns; managing physician credentialing and recredentialing processes; and profiling providers' practice patterns. The Company's products are developed and maintained in consultation with over 200 board-certified physicians serving on Company-organized panels. Incorporated on September 28, 1987 in Massachusetts under the name HPR, Inc., the Company re-incorporated in Delaware on December 20, 1991, under the name Health Payment Review, Inc. On July 24, 1995, the name of the Company was changed to HPR Inc. The Company's principal executive offices are located at 245 First Street, Cambridge, Massachusetts 02142, and its telephone number is (617) 679-8000.


                            THE SELLING STOCKHOLDERS

         The shares being offered hereby were acquired by the Selling Stockholders listed below pursuant to a Plan and Agreement of Merger dated as of April 30, 1996 (the "Merger Agreement"), by which the Company acquired by merger, effective April 30, 1996 (the "Merger"), all of the issued and outstanding capital stock of The Integrity Group, Inc., an Alabama corporation ("TIG") having its principal place of business at 516 Mineral Trace, Birmingham, Alabama 35244. Before the Merger, the Selling Stockholders were the only stockholders of TIG. For approximately three years before the Merger, the Selling Stockholders held the positions listed below with TIG (except for Michael T. Rainey, who became a software consultant in August 1994, an employee and principal in August 1995 and an officer in December 1995). Since the Merger, the Selling Stockholders have held no corporate positions with, but have remained employees of TIG. As of the date hereof, the Selling Stockholders are the beneficial owners of the number of shares of the Company's Common Stock, par value $0.01, listed below, all of which are being offered hereby.

                                                                             Number of Shares        Percentage of
                                                                          Beneficially Owned as      Common Stock
                                        Former Positions with               of the Date Hereof        Outstanding
     Selling Stockholder              The Integrity Group, Inc.

Donald F. Seibert               President; Director                              82,540                    *

Deborah N. Bowman               Vice President and Secretary; Director           61,905                    *

William D. Molini               Vice President and Treasurer; Director           61,905                    *

Michael T. Rainey               Vice President                                   51,587                    *

Michael McKenna                                                                     516                    *

Lyle E. Mark                                                                        516                    *

Michael Rhodes                                                                      516                    *

James K. Walton                                                                     516                    *

- --------
* Denotes less than 1%.


         The Merger Agreement provides for indemnification by the Company of the Selling Stockholders for certain liabilities, including liabilities arising under the Securities Act of 1933. In addition, the Selling Stockholders have agreed to indemnify the Company and its directors and officers (who have signed this Registration Statement) under certain circumstances.

                                  LEGAL MATTERS

         The validity of the Shares offered by this Prospectus has been passed upon by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110.

                                     EXPERTS

         The consolidated balance sheets of HPR Inc. as of June 30, 1996 and 1995 and the consolidated statements of operations, stockholders equity and cash flows for each of the three years in the period ended June 30, 1996, incorporated by reference in this Prospectus to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the
Shares:

           SEC Registration Fee                              $  1,300
           Cost of Printing                                  $      0
           Legal Fees and     Expenses                       $  8,000*
           Accounting Fees and                               $  1,000
               Expenses
           Miscellaneous                                     $    700*

                                         Total               $ 11,000*

All of these expenses will be borne by the Company.


*    Estimated


Item 15.  Indemnification of Directors and Officers.

         The Company is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

         In accordance with Section 102(b)(7) of the DGCL, Article SEVENTH of the Company's Amended and Restated Certificate of Incorporation provides that "no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article SEVENTH shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of the provisions of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendments or repeal."

         The Company's Amended and Restated By-Laws contain provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

         The Company has entered into indemnification agreements with each of its executive officers and directors in which the Company agrees to indemnify and hold harmless the officer or director to the fullest extent permitted by applicable law against any and all reasonable attorneys' fees and all other reasonable expense, cost, liability and loss (including a mandatory obligation by the Company to advance reimbursement of legal fees and expenses) paid or reasonably incurred by such officer or director or on his or her behalf in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation not initiated by the officer or director that he or she believes in good faith might lead to the institution of any such action, suit or proceeding (each such threatened, pending or completed action, suit, proceeding, inquiry or investigation, a "Proceeding"), relating to any event or occurrence relating to the fact that the officer or director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action or inaction by the officer or director in such capacity. However, the Company's obligation to indemnify the officer or director is subject to a determination by (i) the Company's Board of Directors, by vote of the majority of disinterested directors; (ii) under certain circumstances, independent legal counsel appointed by the Board of Directors in a written opinion; (iii) stockholders of the Company; or (iv) a court of competent jurisdiction in a final, nonappealable adjudication, that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, the officer or director had no reasonable cause to believe that his or her conduct was unlawful.

         The Merger Agreement provides for indemnification by the Company of the Selling Stockholders, each underwriter of the Common Stock registered hereby, and each person (if any) who controls such Selling Stockholder or such underwriter, for certain liabilities, including liabilities arising under the Securities Act of 1933. In addition, the Selling Stockholders (severally and not jointly) have agreed to indemnify the Company, each underwriter, each person who controls the Company or such underwriter, the directors of the Company and the officers of the Company who have signed this Registration Statement, under certain circumstances.

Item 16.  Exhibits.

         See Exhibit Index.

Item 17.  Undertakings.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, The Commonwealth of Massachusetts, on September 26, 1996.


                                    HPR INC.
                                  (Registrant)



                            By:      /s/ Brian D. Cahill
                                     Brian D. Cahill, Vice President,
                                     Corporate Finance and Planning, Secretary
                                     and Treasurer

                                POWER OF ATTORNEY


         Each person whose signature appears below constitutes and appoints Marcia J. Radosevich, Brian D. Cahill, and Thomas C. Chase, and each of them singly, his or her lawful attorneys with full power to them and each of them singly to sign for him or her in his or her name in the capacity indicated below this registration statement on Form S-3 (and any and all amendments hereto), hereby ratifying and confirming his or her signature as it may be signed by his or her said attorneys to this registration statement (and any and all amendments hereto).

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                  Title                                 Date

/s/ Marcia J. Radosevich                   Chairman of the Board,               September 26, 1996
- -------------------------------            Chief Executive Officer  and
Marcia J. Radosevich                       President (principal executive
                                           officer) and Director



/s/ Brian D. Cahill                        Vice President, Corporate            September 26, 1996
- -------------------------------            Finance and Planning, Chief
Brian D. Cahill                            Financial Officer, Secretary and
                                           Treasurer (principal accounting
                                           officer)





/s/ Richard H. Egdahl                      Vice Chairman of the Board           September 26, 1996
- -------------------------------            and Director
Richard H. Egdahl



                                       II-5


/s/ Harris A. Berman                       Director                             September 26, 1996
- -------------------------------
Harris A. Berman




/s/ Howard E. Cox, Jr.                     Director                             September 26, 1996
- -------------------------------
Howard E. Cox, Jr.




/s/ William G. Nelson                      Director                             September 26, 1996
- -------------------------------
William G. Nelson



                                  EXHIBIT INDEX

         Certain of the following exhibits (those marked with an asterisk) are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference.
Inapplicable items have been omitted.

Exhibit                             Title

4.1 Amended and Restated Certificate of Incorporation of the Company, (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-1 (File No. 33-94132) filed on June 30, 1995, as amended on July 25, August 1 and August 7, 1995).

4.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.5 to the Company's Registration Statement on Form S-1 (File No. 33-94132) filed on June 30, 1995, as amended on July 25, August 1 and August 7, 1995).

4.3 Specimen Certificate of Common Stock, $0.01 par value, of the Company (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1 (File No. 33-94132) filed on June 30, 1995, as amended on July 25, August 1 and August 7, 1995).

5.1*     Opinion of Hill & Barlow, a Professional Corporation.

23.1*    Consent of Hill & Barlow, a Professional  Corporation (included in
         Exhibit 5.1).

23.2*    Consent of Coopers & Lybrand L.L.P., independent accountants.

24.1*    Power of Attorney (included above at page II-5).